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                                                                     EXHIBIT 3.6

                                AMENDMENT NO. 2
                                      TO
                       BYLAWS OF 3TEC ENERGY CORPORATION

                        ________________________________


     Section 4.1. General Powers; Election and Terms; Increases and Decreases in Size of the Board; Vacancies. The property, business and affairs of the Corporation shall be managed by the Board of Directors.

     (a) The number of directors shall not be less than five (5). The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time pursuant to a resolution adopted by the Board of Directors. The directors shall be elected at the annual meeting of the stockholders by such stockholders as have the right to vote on such election.

     (b) The Board of Directors shall be and is divided into three classes:
Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arriving at by dividing the authorized number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

      (c) Each director shall serve for a term ending on the date of the third annual meeting following the annual at which such director was elected; provided, that each initial director in Class I shall serve for a term expiring at the Corporation's annual meeting held in 2002; each initial director in Class II shall serve for a term expiring at the Corporation's annual meeting held in 2003; and each initial director in Class III shall serve for a term expiring at the Corporation's annual meeting held in 2004; provided further, that the term of each director shall continue until the election and qualification of his successor and shall be subject to his earlier death, resignation or removal.

      (d) In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, subject to his earlier death, resignaton or removal, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors in accordance with the provisions of Section (b) above. To the extent possible, consistent with the
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provisions of Section (b) above, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

      (e) Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected to hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his successor and to his earlier death, resignation or removal.


                      ___________________________________



      Section 4.6. Removal. Directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote.


                     ______________________________________



     Section 10.2. Certain Amendments. Notwithstanding any other provisions of law, these Bylaws or the Certificate of Incorporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least eighty percent (80%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, Sections 4.1 or
4.6 of these Bylaws.

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                                 CERTIFICATE OF SECRETARY


      I, the undersigned, do hereby certify:

     (1) That I am the duly elected and acting secretary of 3TEC Energy Corporation, a Delaware corporation (the "Corporation"); and

     (2) That the foregoing Amendment No. 2 to the Bylaws of the Corporation was duly adopted by the Stockholders of the Corporation on June 14, 2001, wherein:

          (a) Sections 4.1 and 4.6 of the original Bylaws of the Corporation were deleted and the foregoing Sections 4.1 and 4.6 were inserted in lieu thereof; and wherein

          (b)  Section 10.2  was inserted as a new section in the Bylaws.


          IN TESTIMONY WHEREOF, I have hereunto subscribed my name this 14th day of June, 2001.


                                    __________________________________
                                    David S. Elkouri, Secretary

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